September 28, 2007

Buffalo Funds
c/o Kornitzer Capital Management, Inc.
5420 West 61st Place
Shawnee Mission, Kansas  66205

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A (Registration Nos. 333-56018; 811-10303) (the “Registration Statement”) relating to the sale by you of an indefinite number of shares (the “Shares”) of beneficial interest, without par value, of the Buffalo International Fund (the “Fund”), a series of Buffalo Funds (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of the Fund included therein).

We have examined:  (a) the Registration Statement (and the Prospectus of the Fund included therein), (b) the Trust’s Agreement and Declaration of Trust and By-Laws, (c) certain resolutions of the Trust’s Board of Trustees and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

GODFREY & KAHN, S.C

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WI; WASHINGTON, DC; AND SHANGHAI, PRC
GODFREY & KAHN IS A MEMBER OF TERRALEX®, AWORLD NETWORK OF INDEPENDENT LAW FIRMS.